EXHIBIT 99.1

Oxygen Biotherapeutics Reports First Quarter FY2011 Financial Results

DURHAM, N.C., Sept. 9, 2010 (GLOBE NEWSWIRE) -- Oxygen Biotherapeutics, Inc. (Nasdaq:OXBT) (SIX Swiss Exchange:OXBT), a development stage biomedical company focused on developing oxygen-rich intravenous and topical products, today announced results for the fiscal year (FY) first quarter ended July 31, 2010.

Oxygen Biotherapeutics reported a net loss of approximately $3 million, or $0.13 per share, for the three months ended July 31, 2010, compared to a net loss of $2.4 million, or $0.15 per share for the same period in the prior year. The increase in net loss over the same period last year was primarily due to an increase in costs associated with our Phase II-b trial for traumatic brain injury, market analysis and direct marketing expenses for DERMACYTE cosmetics, and an increase in legal and accounting fees for services provided for filing registration statements and listing with the Swiss SIX Stock Exchange.

The Company reported other income of $27,217 for the quarter, a 28% increase over other income of $21,283 for the same period in the prior year. The increase in other income was due to online sales of our DERMACYTE Concentrate skin care product, which began in late April.

As of July 31, 2010, the Company had cash and cash equivalents totaling $2.8 million, up from $632,706 at April 30, 2010.

"Fiscal year 2011 began with raising approximately $5 million via two financing vehicles. That capital enabled us to move our clinical and preclinical research for Oxycyte forward as well as to ramp up our sales and marketing efforts behind our newly introduced DERMACYTE cosmetic line," said Chris Stern, Chairman and Chief Executive Officer of Oxygen Biotherapeutics. "Much of the work we've done involves research, planning and behind the scene actions that are necessary to drive our programs forward and to build market awareness for DERMACYTE."

Corporate Highlights (reflect activities from April 30 – September 8, 2010)

Clinical & Preclinical Update

  In May, we entered into an agreement with a site monitoring company to expand our Phase II-b clinical trial for traumatic brain injury into India. In September, we were informed that Israeli soldiers who suffer severe traumatic brain injury (TBI) can be enrolled in the company's TBI trials at clinical sites in Israel.
  Preclinical studies from the University of Miami indicated that Oxycyte improves the volume of preserved neuronal tissue in the spinal cord following injury. Researchers saw a favorable improvement in functional recovery as assessed by footprint analysis six weeks post treatment.
  Results from U.S. Navy preclinical studies demonstrated decreased mortality in porcine animal models that were given an intravenous dose of Oxycyte after the onset of decompression sickness (DCS). These results indicated a statistically significant decrease in mortality compared with the control group that did not receive Oxycyte. This data was published in the June issue of Aviation Space and Environmental Medicine.
  We entered into a Cooperative Research and Development Agreement with the U.S. Naval Medical Research Center to conduct preclinical trials to assess the safety and efficacy of Oxycyte perfluorocarbon emulsion for the prevention and treatment of decompression sickness and related injuries.

DERMACYTE Update

  Launched two skin care products, DERMACYTE Oxygen Concentrate and DERMACYTE Oxygenating Eye Complex. Both products are now available in elegant pump bottles on-line at www.buydermacyte.com. Sales activities to place products in spas and resorts are underway.
  DERMACYTE cosmetic study conducted with 36 women ages 39-63 with mild-to-moderate facial wrinkles reported that 80% of subjects experienced at least one-grade improvement on the Fitzpatrick Wrinkle Assessment Scale (FWAS) (P<0.0001); 97% experienced at least one grade of improvement compared to their baseline photos according to the investigator's Global Improvement Aesthetic Scale (GIAS) (P<0.0001); and 84% has at least a grade of improvement on their self-perception of GIAS (P<0.0001).
  Developed the first phase of our internal sales strategy targeting spas and dermatologists in New York, Michigan and Arizona.
  Promotional marketing efforts underway include public relations to secure coverage in general, trade and online publications, trade advertising, tradeshow exhibiting, promotional material development, a new product web site and product promotions through events, e-zines, beauty magazines and blogs.
  Ongoing efforts to secure a partnership with a major cosmetic company with the objective of placing our oxygen-rich products in retail outlets.

Corporate Update

  Raised nearly $5 in capital from a registered direct offering and from the Vatea Fund.
  In June, shares of OXBT common stock began trading on the Swiss SIX Stock Exchange.
  In June, our Company was included in the Russell Microcap Index which measures the performance of the microcap segment of the U.S. equity market.
OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	July 31, 2010 (Unaudited)	April 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$ 2,731,665	$ 632,706
Accounts receivable	6,159	72,055
Inventory	437,154	535,090
Prepaid expenses	244,551	249,780
Other current assets	56,953	695,195
Total current assets	3,476,482	2,184,826
Property and equipment, net	432,620	383,959
Intangible assets, net	884,934	907,710
Other assets	122,679	52,651
Total assets	$ 4,916,715	$ 3,529,146
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 906,225	$ 499,044
Accrued liabilities	343,572	843,903
Notes payable	29,682	56,394
Total current liabilities	1,279,479	1,399,341
Long-term portion of convertible debt, net	--	2,767
Total liabilities	1,279,479	1,402,108

Stockholders' equity
Preferred stock, undesignated, authorized 10,000,000 shares; none issued or outstanding
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 23,386,460 and 21,457,265, respectively	2,339	2,146
Stock subscription receivable	--	500,000
Additional paid-in capital	88,104,775	83,092,470
Deficit accumulated during the development stage	(84,469,878)	(81,467,578)
Total stockholders' equity	3,637,236	2,127,038
Total liabilities and stockholders' equity	$ 4,916,715	$ 3,529,146

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended July 31,
	2010	2009
	(Unaudited)	(Unaudited)
Operating Expenses
Research and development	$ 45,243	$ 545,255
Selling, general, and administrative	1,883,068	1,745,280
Total operating expenses	3,028,311	2,290,535

Interest expense	1,206	127,426
Other income	(27,217)	(21,283)
Net loss	$ 3,002,300	$ 2,396,678
Net loss per share, basic and diluted	$ (0.13)	$ (0.15)

Weighted average number of common shares outstanding, basic and diluted	23,215,708	16,415,282

About Oxygen Biotherapeutics, Inc.

Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The Company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier and liquid ventilation product called Oxycyte® that is being formulated for both intravenous and topical delivery for conditions including but not limited to traumatic brain injury, decompression sickness and topical wounds. This same PFC is included in the Company's full line of personal skin care products. More information is available at www.oxybiomed.com.

The Oxygen Biotherapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7277

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include the expansion of development of the Oxycyte and DERMACYTE product lines and the timing of the introduction of those new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current reports on Form 10-Q and Form-10K. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT:  Oxygen Biotherapeutics, Inc.
          Ellen Corliss, Vice President, Corporate Communications &
           Investor Relations
          (919) 855-2112